Exhibit (a)(1)(A)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION CONTEMPLATED HEREIN; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OFFER TO EXCHANGE

COMMON STOCK
FOR ALL OUTSTANDING WARRANTS AND INSTRUMENTS TITLED “PURCHASE RIGHTS” EXERCISABLE FOR COMMON STOCK
OF
BONDS.COM GROUP, INC.

The exchange offer expires at 11:59 P.M., Eastern Daylight Time, on July 29, 2010, unless we extend the date.

Bonds.com Group, Inc. is offering to exchange (the “Exchange Offer”), upon the terms and subject to the conditions set forth in this Offer to Exchange (this “Exchange Offer Statement”), shares of our common stock, par value $0.0001 per share (“Common Stock”), for all of our outstanding warrants and instruments titled “purchase rights” which entitle the holder to purchase shares of our Common Stock on the terms and conditions set forth therein (the “Warrants”).  This is a one-time offer and only valid during the period the Exchange Offer remains open.  If you accept the offer and elect to exchange your Warrants, you will be entitled to receive a number of shares of our Common Stock equal to the estimated value of your Warrant based on a “Black-Scholes” valuation.  The manner of exchange and our “Black-Scholes” calculations are discussed in more detail under “The Exchange Offer – Terms of the Exchange Offer.”  You must tender all of a Warrant.  Partial Warrant exchanges will not be permitted.

Upon the terms and subject to the conditions of the Exchange Offer, if you properly tender your outstanding Warrants on or prior to 11:59 P.M., Eastern Daylight Time, on July 29, 2010 (the “Expiration Date”), you will be issued the resulting shares of our Common Stock promptly following expiration of the Exchange Offer.  No fractional shares of Common Stock will be issued.  If your tender results in a fractional shares of Common Stock to be issued, you will receive cash equal to the market value of such fractional share based on the closing price of our Common Stock on the day immediately preceding the Expiration Date.

A special committee of our Board of Directors (the “Board”) unanimously approved the Exchange Offer and recommended that the Board approve it.  Based on that recommendation and approval, our Board unanimously approved the Exchange Offer. One of our Co-Chairman and his affiliate hold Warrants and may participate in the Exchange Offer.  See “The Exchange Offer – Establishment of the Exchange Offer Terms; Conflicts of Interest; Approval” and “The Exchange Offer−Director Participation.”

Our Common Stock is quoted on the OTC Bulletin Board under the symbol “BDCG.”  The last reported sales price for a share of our Common Stock was $0.20 on June 24, 2010.

The shares of Common Stock to be issued pursuant to the Exchange Offer are being offered and issued pursuant to the exemption from registration under the Securities Act of 1933 (the “Securities Act”) provided by Section 3(a)(9) of the Securities Act.  Shares of Common Stock issued in the Exchange Offer in exchange for the Warrants that are “restricted securities” within the meaning of the Securities Act will themselves be restricted securities.  Shares of Common Stock issued in the Exchange Offer in exchange for Warrants that are not restricted securities and not held by affiliates, will be freely tradable.

Please read “Risk Factors” beginning on page 5 for a discussion of the risks that you should consider prior to tendering your outstanding Warrants in the Exchange Offer.

This Exchange Offer Statement incorporates by reference important business and financial information about us from our public filings.  Copies of these filings are available to you without charge upon written or oral request to us at: Bonds.com Group, Inc., 529 5th Avenue, 8th Floor, New York, New York 10017, (212) 946-3998, Attention: Jeffrey M. Chertoff.  To obtain timely delivery, you should request the information no later than July 22, 2010, which is five business days before the Expiration Date of the Exchange Offer.

In making your decision to participate in the Exchange Offer, you should rely only on the information contained and incorporated by reference in this Exchange Offer Statement.  We have not authorized anyone to provide you with any other information. If you received any unauthorized information, you should not rely on it. We are not making an offer to sell these securities in any state or jurisdiction where the offer is not permitted. You should not assume that the information contained in this Exchange Offer Statement, or the documents incorporated by reference into this Exchange Offer Statement, is accurate as of any date other than the date on the front cover of this Exchange Offer Statement or the date of such document incorporated by reference, as the case may be.

SUMMARY TERM SHEET

●	Exchange Offer by Bonds.com Group, Inc. for all outstanding Warrants to purchase up to an aggregate of 111,817,240 shares of our Common Stock.

●
Holders of Warrants may exchange their Warrants for a number of shares of our Common Stock equal to the estimated value of the holder’s Warrant based on a “Black-Scholes” model.  See “The Exchange Offer – Terms of the Exchange Offer.”

●	The Exchange Offer is voluntary. You are not required to tender or exchange your Warrants.

●
The Exchange Offer will expire at 11:59 P.M., Eastern Daylight Time, on July 29, 2010, unless extended.  See “The Exchange Offer – Acceptance of Warrants; Issuance of Common Stock” and “The Exchange Offer – Extension of the Exchange Offer; Termination and Amendment.”

●
The Exchange Offer is subject to important conditions, including the conditions that (a) holders of Warrants to purchase at least 95% of all of the shares of Common Stock purchasable under all Warrants shall have validly tendered and not withdrawn their Warrants; and (b) we obtain certain contractually required consents from holders of our senior secured convertible promissory notes.  See “The Exchange Offer – Conditions to the Exchange Offer.”

●	The Common Stock issued pursuant to the Exchange Offer will be exempt from registration under Section 3(a)(9) of the Securities Act of 1933.

●	Tendering your Warrants in the Exchange Offer involves substantial risk. See “Risk Factors” beginning on page 5.

●	See “Capitalization,” “Pro Forma Financial Information (Unaudited),” “The Exchange Offer” and “Certain Tax Consequences of the Exchange Offer.”

●	Please review this Exchange Offer Statement in its entirety.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Exchange Offer Statement includes forward-looking statements. All statements other than statements of historical facts contained in this Exchange Offer Statement, including statements regarding the future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on current expectations and projections about future events and financial trends that we believe may affect financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, without limitation, those described in “Risk Factors” and elsewhere in this Exchange Offer Statement and our other filings with the SEC incorporated herein by reference.  We operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for us to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

SUMMARY

This following summary highlights selected information from the Exchange Offer Statement and in the documents incorporated by reference.  Before making an investment decision, you should read this entire Exchange Offer Statement as well as the information to which we refer you and the information incorporated by reference carefully, including the section entitled “Risk Factors,” for a more detailed description of our business. In this Exchange Offer Statement,  “the Company,” “ we,” “us” and “our” refer to Bonds.com Group, Inc.

The Company

The Company, through our Bonds.com, Inc. subsidiary, operates electronic trading platforms known as BondStation and BondStation Pro, which are utilized by individual investors, institutional investors, and other broker-dealers primarily for electronic trading of fixed income securities. The fixed income securities traded on our BondStation and BondStation Pro platforms include municipal bonds, corporate bonds, U.S. Treasury securities, agency bonds, emerging market debt, TLG (Temporary Liquidity Paper), mortgage backed securities and certificates of deposit, among others. Our electronic trading platforms provide investors with the ability to obtain real-time executable bids or offers on thousands of bond offerings sourced directly from broker-dealers and other end users. Unlike other electronic trading platforms that charge subscription fees, access charges, ticket fees, or commissions in order to generate revenue, our platforms allow us to generate revenue through mark-ups or mark-downs on secondary market securities and sales concessions on primary issues.

BondStation and BondStation Pro provide a direct channel between institutional investors and the trading desks at our participating broker-dealers, which we expect will reduce sales and marketing costs, and eliminate layers of intermediaries between dealers and end investors.  We expect our investor clients, as well as other broker-dealers, to benefit from the direct access to the fixed income marketplace provided by our platforms.

BondStation Pro provides users with the ability to obtain real-time executable bids or offers from the same pool of fixed income securities as BondStation, but with increased functionality.  Users are able to customize screens and utilize dynamic filtering capabilities to quickly and easily select and view only those market areas that meet their criteria. The platform supports a broad range of trading opportunities, offering cutting edge technology solutions for list trading, Application Programming Interface (API) based order submission, and user portfolio specific market views.

Until recently, trading of fixed income securities including, without limitation, product searching and price discovery functions, were conducted primarily over the telephone among two or more parties.  This process presents several shortcomings primarily due to the lack of a central trading facility for these securities, which can make it difficult to match buyers and sellers in an efficient manner for a particular issue. Based on management’s experience, we believe that in recent years, an increasing number of institutional bond trading participants have utilized e-mail and other electronic means of communication for locating, pricing, and trading fixed income securities. While we believe that this has addressed some of the shortcomings associated with more traditional methods of trading, we also believe that the process is still hindered by a limited supply of securities, limited liquidity, limited price efficiency, significant transaction costs, compliance and regulatory challenges, and difficulty in executing numerous trades in a timely manner.

Background of the Exchange Offer

As of June 30, 2010, we have outstanding Warrants to purchase up to 111,817,240 shares of our Common Stock, compared to 76,593,154 shares of our Common Stock issued and outstanding.  The significant potentially dilutive effect of these outstanding Warrants creates an overhang on our Common Stock, which we believe depresses the price of our Common Stock and impedes us from raising new equity capital.  Additionally, 76,113,898 of those Warrants contain “down-round” provisions which provide that the exercise price of such Warrants is reset to any lower price at which we sell shares of our Common Stock (subject to limited exceptions).  These “down-round” provisions further impede our raising of additional equity capital and result in negative accounting consequences.

By offering Warrantholders the opportunity to exchange their Warrants for issued and outstanding shares of our Common Stock, we hope to eliminate or significantly reduce the Warrant overhang and related impact on the price of our Common Stock, attract new equity investors and substantially reduce the negative accounting consequences resulting from the “down-round” provisions in some of the Warrants.

Because one of our directors owns, beneficially and of record, a significant number of Warrants, and because other members of our Board of Directors may be deemed to have interests in the transaction that are different from those of the Company and our stockholders in general, a special committee of disinterested directors was formed and delegated authority to analyze, structure and approve the Exchange Offer or an alternate transaction, including the “Black-Scholes” valuation of the Warrants, the value of our Common Stock for purposes of the Exchange Offer and the resulting exchange ratios.  Our special committee engaged an independent financial advisor to assist it with its analysis and structuring of the Exchange Offer.  The special committee unanimously approved the Exchange Offer and recommended that it be approved by our Board of Directors.  Based on that recommendation, our Board of Directors unanimously approved the Exchange Offer.  See “The Exchange Offer – Establishment of the Exchange Offer Terms; Conflicts of Interest; Approval” for more information.

We anticipate that a member of our Board of Directors who owns, beneficially and of record, Warrants and an affiliate of his will participate in the Exchange Offer. However, there is no assurance that they will.  See “The Exchange Offer – Establishment of the Exchange Offer Terms; Conflicts of Interest; Approval,” “The Exchange Offer – Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Warrants and Our Common Stock; Additional Relationships and Related Transactions” and “The Exchange Offer – Director Participation” for more information.

NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES MAKES ANY RECOMMENDATION AS TO WHETHER A WARRANT HOLDER SHOULD TENDER WARRANTS AND PARTICIPATE IN THE EXCHANGE OFFER. EACH WARRANT HOLDER MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER AND EXCHANGE HIS, HER OR ITS WARRANTS.

Summary of the Exchange Offer

The following is a summary of the principal terms of the Exchange Offer. A more detailed description is contained under the section entitled “The Exchange Offer.” As of the date of the Exchange Offer, there are outstanding Warrants to purchase up to an aggregate of 111,817,240 shares of our Common Stock, all of which are eligible to participate in the Exchange Offer.

Exchange Offer
We are offering to holders of our Warrants the opportunity to exchange all of their Warrants for a number of issued and outstanding shares of our Common Stock equal to the value of the holder’s Warrants estimated by the Company using the “Black-Scholes” valuation model.  See “The Exchange Offer – Terms of the Exchange Offer” for more information.

No Partial Tenders	To Participate, you must exchange all of a Warrant. No partial Warrant tenders will be permitted.

Director Participation
Edwin L. Knetzger, III, Co-Chairman of our Board of Directors, holds Warrants to purchase 12,936,855 shares of our Common Stock. Additionally, Mr. Knetzger is the manager and holds a 16.3% interest in Fund Holdings LLC, which in turn owns of record Warrants to purchase 26,568,000 shares of our Common Stock.  The Warrants held by Mr. Knetzger and Fund Holdings LLC represent approximately 11.6% and 23.8%, respectively, of the outstanding Warrants and 35.4% in the aggregate of the outstanding Warrants.   We anticipate that Mr. Knetzger and Fund Holdings, LLC will tender all of their respective Warrants for exchange pursuant to the Exchange Offer.  However, there is no assurance that they will.  See “Risk Factors,” “The Exchange Offer – Establishment of the Exchange Offer Terms; Conflicts of Interest; Approval,” “The Exchange Offer – Director Participation” and “The Exchange Offer – Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Warrants and Our Common Stock; Additional Relationships and Related Transactions” for more information.

Expiration Date	The Exchange Offer will expire at 11:59 P.M., Eastern Daylight Time, on July 29, 2010, unless we decide to extend it.

Minimum Condition; Required Consent
Holders of Warrants to purchase at least 95% of all of the shares of our Common Stock purchasable under all Warrants must have validly tendered and not withdrawn their Warrants. Additionally, the Exchange Offer requires the consent of holders of our senior secured convertible promissory notes pursuant to agreements with such holders.

Procedure for Accepting the Exchange Offer
In order to tender your Warrants and participate in the Exchange Offer, you must complete, sign and date the Letter of Transmittal included with this Exchange Offer Statement and return it to the Company, along with your Warrant, no later than 11:59 PM Eastern Daylight Time on the Expiration Date.  See “The Exchange Offer – Procedures for Tendering Warrants” for more information.

Exchange Agent	The Company will act as Exchange Agent for the Exchange Offer.

Conditions to the Exchange Offer
In addition to the minimum condition and consent requirement described above, the Exchange Offer is subject to customary conditions, which we may waive. See “The Exchange Offer-Conditions to the Exchange Offer” for more information regarding the conditions to the Exchange Offer.

Withdrawal
You may withdraw any Warrants tendered in the Exchange Offer at any time prior to 11:59 P.M., Eastern Daylight Time, on July 29, 2010. For further information regarding the withdrawal of tendered Warrants, please read “The Exchange Offer – Withdrawal Rights.”

Rejection or Failure to Accept the Exchange Offer	If you reject or fail to accept the Exchange Offer or do not validly tender your Warrants, your Warrants will remain outstanding until they expire or are exercised by their original terms.

U.S. Federal Income Tax Considerations
Although certain tax aspects of participation in the Exchange Offer are not entirely clear, the Company intends to treat the exchange of Warrants for Common Stock in the Exchange Offer as a non-taxable “recapitalization” for U.S. federal income tax purposes.  However, no ruling of any governmental authority and no opinion of counsel has been issued or rendered on these matters, and the characterizations we intend to follow may be rejected, or determined to be inappropriate in the case of particular holders, by the applicable taxing authorities. Warrantholders must therefore rely on the advice of their own tax advisors in assessing these matters.

For a general discussion of certain tax considerations, please read “Certain Tax Consequences of the Exchange Offer.”

Fees and Expenses	We will pay all of our expenses incident to the Exchange Offer.

Risk Factors
Tendering your Warrants in exchange for Common Stock involves substantial risk.  Please read “Risk Factors” beginning on page 5 for a discussion of certain factors you should consider in evaluating whether to tender your Warrants in the Exchange Offer.

Section 3(a)(9) Exemption
The shares of Common Stock to be issued pursuant to the Exchange Offer are being offered and issued pursuant to the exemption from registration under the Securities Act provided by Section 3(a)(9) thereof.  Shares of Common Stock issued in the Exchange Offer in exchange for the Warrants that are “restricted securities” within the meaning of the Securities Act will themselves be restricted securities.  Shares of Common Stock issued in the Exchange Offer in exchange for Warrants that are not restricted securities and not held by affiliates, will be freely tradable.

RISK FACTORS

You should carefully consider each of the risks described below, together with all of the other information set forth elsewhere or incorporated by reference into this Exchange Offer Statement before deciding to accept or reject the Exchange Offer. If any of the following risks develops into actual events, our business, financial condition or results of operations could be negatively affected, and you may lose all or part of your investment.

You should also refer to the risk factors included in our public filings, which are incorporated by reference herein, for additional risk factors relating to our business, the industry in which we operate and an investment in our Common Stock.

Risks Related to the Exchange Offer and an Investment in our Common Stock

There is no assurance that our Exchange Offer will be successful.

While we anticipate that Edwin L. Knetzger, III, Co-Chairman of our Board, and Fund Holdings, LLC, of which Mr. Knetzger is manager, who collectively own Warrants to purchase up to 39,504,855 shares of our Common Stock, will tender their Warrants and participate in the Exchange Offer, there is no assurance that they will.  Neither Mr. Knetzger nor Fund Holdings LLC has committed to participating in the Exchange Offer, and either one or both of them may opt not to.  Additionally, there is no assurance that any significant number of Warrants will be tendered in the Exchange Offer.  Moreover, even if a significant number of Warrants are tendered in the Exchange Offer, there is no assurance that the price of our Common Stock will increase or that we will be able to raise additional equity capital.  The price of our Common Stock and the decision of any investors to make an equity investment in the Company are based on numerous material factors, of which our Warrant overhang is only one.  Eliminating or significantly reducing our Warrant overhang will not on its own resolve our negative working capital or lack of liquidity, which may remain material impediments to increases in our stock price and equity financings.

The issuance of additional Common Stock upon the exchange of tendered Warrants will dilute our existing shareholders as well as our future shareholders.

If the holders of our Warrants accept the Exchange Offer, we will issue additional shares of Common Stock. The issuance will dilute the percentage ownership interests in the Company of other holders of our Common Stock.

The value of $0.24 per share assigned to our Common Stock for the Exchange Offer is lower than the exercise price of outstanding instruments with “down-round” antidilution protection and will result in additional shares being issuable pursuant to such instruments.

We have outstanding senior secured promissory notes with a principal balance of approximately $3,665,636, which may be converted into shares of our Common Stock at the option of the holder at a conversion price of $0.375 per share.  If all of such promissory notes were converted as of the date of the Exchange Offer Statement, we would be required to issued 9,775,029 shares of our Common Stock.  These promissory notes include a provision providing that the exercise price thereof shall be adjusted to any lower price at which the Company sells shares of its Common Stock (excluding employee stock options and warrants issued in strategic transactions approved by the Company’s Board).  As a result of the value of $0.24 per share assigned to our Common Stock for the Exchange Offer, if any holder of Warrants tenders those Warrants, the price adjustment mechanism in these notes would be triggered to reduce the conversion price of those notes to $0.24, and such notes would thereafter be convertible into 13,294,042 shares of our Common Stock, an increase of 3,519,013 shares.

Additionally, Warrants to purchase up to an aggregate of 76,113,898 shares of our Common Stock have similar “down round” price protection.  Any of those Warrants that are not tendered in the Exchange Offer will benefit from the reduction in their exercise price from $0.375 per share to $0.24 per share, but no additional shares would be issuable pursuant to those Warrants.  We also have outstanding purchase rights to purchase up to 137,280 shares of our Series A Participating Preferred Stock at a price per share of $37.50.  We have made an equivalent exchange offer to the holder of those rights.  If the holder does not accept such offer, it will benefit from similar “down-round” protection that will reduce the exercise price of such purchase rights to $24.00 per share.

Members of our Board of Directors and management are subject to conflicts of interest with respect to the Exchange Offer.

Edwin L. Knetzger, III, Co-Chairman of our Board of Directors, which unanimously approved this transaction, owns of record Warrants to purchase 12,936,855 shares of our Common Stock.  Additionally, Mr. Knetzger is the manager and holds a 16.3% interest in Fund Holdings LLC, which in turn owns of record Warrants to purchase 26,568,000 shares of our Common Stock.  The Warrants held by Mr. Knetzger and Fund Holdings LLC represent approximately 11.6% and 23.8%, respectively, of the outstanding Warrants and 35.4% in the aggregate of the outstanding Warrants.

Additionally, Victor Angermueller, Mr. Knetzger’s brother-in-law and also an affiliate of Fund Holdings LLC, holds Warrants to purchase 12,936,854 shares of our Common Stock.  These Warrants represent approximately 11.6% of the outstanding Warrants.  If aggregated with the Warrants held by Mr. Knetzger and Fund Holdings LLC, such Warrants represent approximately 47% of the outstanding Warrants.

Michael O. Sanderson, Co-Chairman of our Board of Directors and Chief Executive Officer, is a former affiliate of Laidlaw & Company (UK) Ltd. and Laidlaw Venture Partners III, LLC, and Laidlaw & Company (UK) Ltd. is an affiliate of Laidlaw Venture Partners III, LLC.  Laidlaw & Company (UK) Ltd. holds warrants to purchase approximately 1,200,000 shares of our Common Stock and Laidlaw Venture Partners III, LLC holds Warrants to purchase approximately 14,400,000 shares of our Common Stock.  Laidlaw & Company (UK) Ltd. has acted as a financial advisor to the Company, including advising the Company and management with respect to its preliminary analysis of the Exchange Offer prior to the formation of the special committee and subsequently providing additional information for consideration by the special committee, its independent financial advisor and the Board of Directors.

Additionally, John Barry, III and John J. Barry, IV, who are members of our Board, collectively beneficially own a majority of our issued and outstanding shares of Common Stock.  If the Exchange Offer is successful, they will no longer beneficially own a majority of our issued and outstanding shares of Common Stock.

Based on the foregoing and other considerations, a special committee of our Board of Directors comprised of disinterested directors (none of whom holds Warrants) was formed and delegated authority to analyze, structure and approve, it at all, the Exchange Offer, including the “Black-Scholes” valuation of the Warrants, valuation of our Common Stock and resulting exchange ratios.  Our special committee engaged an independent financial advisor to assist it with its analysis and structuring of the Exchange Offer.  The special committee unanimously approved the Exchange Offer and recommended that it be approved by our Board of Directors.  Based on that approval and recommendation, our Board of Directors unanimously approved the Exchange Offer.

We did not obtain a “fairness opinion” in connection with the Exchange Offer.

Our special committee engaged an independent financial advisor to assist it with its analysis and structuring of the Exchange Offer.  Among other things, the independent financial advisor calculated the estimated “Black-Scholes” values of the Warrants, the fair value of our Common Stock for purposes of the Exchange Offer and the resulting exchange ratios of Warrants for shares of our Common Stock.  However, neither the special committee nor our Board requested or obtained a written opinion from the financial advisor that the Exchange Offer is fair, from a financial point of view, to the Company and its stockholders.

The market price of our Common Stock may fluctuate between the date the Exchange Offer is commenced and the date on which Common Stock is issued to Warrantholders.

The market price of our Common Stock will fluctuate between the date the Exchange Offer is commenced, the Expiration Date and the date on which Common Stock is issued to tendering Warrantholders.  Accordingly, the market price of such shares of Common Stock upon settlement of the Exchange Offer could be less than the price on which the Warrants were valued for Black-Scholes purposes and at which the Common Stock will be exchanged for the Warrants.  The Company does not intend to re-calculate the Black-Scholes value of any Warrant or adjust the exchange ration of shares of Common Stock for Warrants based on any fluctuation in our Common Stock.

We have experienced losses and expect to incur additional losses in the future.

We are an early stage company with a limited operating history. As of March 31, 2010, we had an accumulated deficit of approximately $22.7 million and we expect to continue to incur operating losses, in the aggregate and on a per share basis.  There is no assurance that we will be able to achieve or sustain positive cash flows or profitability and we may incur losses in future periods.  If we are not able to achieve or sustain positive cash flows or profitability, our stock price may decline.  Our independent auditors have expressed substantial doubt as to our ability to continue as a going concern in connection with their audit of our annual financing statements for the fiscal year ended December 31, 2009 and our unaudited, quarterly financing statements for the fiscal quarter ended March 31, 2010 were prepared on the same basis.

We will require additional capital to continue operations. We cannot predict our future sources of capital or our ability to obtain additional financing. If we cannot raise such capital, we may be forced to curtail or cease operations.

Historically, we have satisfied our funding needs primarily through equity and debt financings.  Our ability to continue operations and grow our business depends on our continued ability to raise additional funds.  We will need to raise additional funds to satisfy our working capital requirements.

Additionally, we have convertible debt in the principal amount of $2,440,636 due on September 24, 2010 and nonconvertible debt in the principal amount of $673,000 due at various points through the balance of 2010.  We currently do not have sufficient liquidity to satisfy these obligations when they come due, though management is actively exploring the restructuring of certain obligations and arrangements to obtain the necessary liquidity.

As of June 29, 2010, the Company had cash on hand and liquid deposits with clearing organizations in the total amount of approximately $1 million. We intend to use the majority of these funds for working capital purposes. Management anticipates that our current liquidity, along with cash generated from revenues, will be sufficient for sustaining our operating activities through August 2010.  We will need to raise additional funds to support our operations.

We may not be able to obtain additional financing in amounts or on terms acceptable to us, if at all.  We believe that if the Exchange Offer is not successful, our outstanding Warrants will be a significant impediment to us raising any additional capital.

Our current assets are less than our current liabilities and, therefore, we have negative net working capital. For this reason and others, there is substantial doubt about our ability to continue as a going concern.

Among other things, we have convertible debt in the principal amount of $2,440,636 due on September 24, 2010 and nonconvertible debt in the principal amount of $673,000 due at various points through 2010.  We currently do not have sufficient liquidity to satisfy these obligations when they come due.  However, management is actively exploring the restructuring of certain obligations and arrangements to obtain the necessary liquidity. There is no assurance that those efforts will be successful. If we are unable to secure a restructuring of these obligations or obtain the liquidity to satisfy them, the holders of the notes may exercise their rights as creditors of the Company, which could materially impair our ability to continue to operate our business.

The value of the Common Stock that you receive may fluctuate.

We are offering shares of our Common Stock for validly tendered Warrants.  The price of our Common Stock may fluctuate widely in the future.  If the market price of our Common Stock declines, the value of the shares you will receive in exchange for your Warrants will decline.  The trading value of our Common Stock could fluctuate depending upon any number of factors, including those specific to us and those that influence the trading prices of equity securities generally, many of which are beyond our control.  There can be no assurance that tendering your Warrants will put you in a better financial position than you would be in if you continued to hold your Warrants following the Expiration Date.

A significant number of shares of our Common Stock issued to non-affiliates in connection with the Exchange Offer may be freely tradable under Rule 144 immediately after they are issued in the Exchange Offer.

As noted elsewhere in this Exchange Offer Statement, the offer and sale of shares pursuant to the Exchange Offer is being made in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act.  Accordingly, it is our understanding that Warrantholders receiving shares of our Common Stock in the Exchange Offer generally will be able to “tack” the holding period of their Warrants to the holding period of their Common Stock for purposes of Rule 144.  Accordingly, non-affiliates of the Company who have held their Warrants for at least twelve months and receive shares of our Common Stock in the Exchange Offer may be able to freely sell such shares pursuant to Rule 144, so long as the Company remains current in its periodic reports with the SEC.  As a result, if all of the Warrants held by non-affiliates for at least twelve months are tendered in the Exchange Offer, we estimate that a significant number of shares of our Common Stock may become freely tradable immediately after the consummation of the Exchange Offer.  If such holders sought to sell a significant portion of such shares promptly, it could have a negative impact on the trading price of our Common Stock.

Tax Risks

No rulings or opinions have been received as to the tax consequences of the Exchange Offer to holders of Warrants

The tax consequences that will result to a Warrantholder that participates in the Exchange Offer are not well defined by the existing authorities.  No ruling of any governmental authority and no opinion of counsel has been issued or rendered on these matters, and the characterizations we intend to follow may be rejected, or determined to be inappropriate in the case of particular holders, by the applicable taxing authorities. Warrantholders must therefore rely on the advice of their own tax advisors in assessing these matters. For a general discussion of certain tax considerations, please read “Certain Tax Consequences of the Exchange Offer.”

CAPITALIZATION

The following table shows our capitalization, as of March 31, 2010, and as adjusted to reflect the Exchange Offer.  For purposes of this table, we have assumed the following that 100% of our Warrants outstanding as of March 31, 2010 are tendered in the Exchange Offer.  There is no assurance that all Warrantholders will exchange their Warrants in the Exchange Offer.

	March 31, 2010
	(Unaudited)
	Actual	Adjustments		Pro Forma

Total debt	$3,394,666	$-		$3,394,666
Derivative financial instruments	7,839,471	(7,691,626)		147,845

Total debt and Derivative financial instrument	$11,234,137	$(7,691,626)		3,542,511

Stockholders' Deficit
Preferred stock $.0001 par value; 1,000,000 authorized;
46,939 and 0 issued and outstanding, respectively	5	-		5
Common stock $0.0001 par value; 300,000,000 authorized;
76,593,154 issued and outstanding	7,659	3,229	2	10,888
Additional paid-in capital	15,212,592	7,746,794	2	22,959,386
Accumulated deficit	(22,659,080)	(2,179,174)	3	(24,838,254)

Total stockholders' deficit	$(7,438,824)	$5,570,849		$(1,867,975)

Total Capitalization	$3,795,313			$1,674,536

1	Extinguishment of Warrant Liability. Reflects the adjustment to extinguish the warrant liability, as if all warrants outstanding as of March 31, 2010 were exchanged for Common Stock on March 31, 2010.

2
Issuance of Common Stock.  Reflects adjustments assuming that warrants outstanding as of March 31, 2010 were exchanged for Common Stock on March 31, 2010, and assuming the March 31, 2010 closing market price of our Common Stock was equal to the May 2010 average closing market price of $0.24 per share of Common Stock.  Assumes a fair value of $0.24 per share of Common Stock issued pursuant to the exchange offering.

3	Non-recurring Loss. Reflects a non-recurring loss assuming all warrants outstanding as of March 31, 2010 were exchanged for Common Stock on March 31, 2010.

4
Derivative Financial Instruments.  Post redemption derivative financial instruments are comprised of beneficial conversion rights that contain "down round" pricing protection.  The Pro Forma amounts do not reflect valuation changes in these instruments arising from the tender offer.

DIVIDEND POLICY

The Company has not generated any earnings or paid any dividends on our Common Stock to date and does not intend to pay dividends in the near future.  The payment of cash dividends in the future, if any, will be contingent upon the Company’s revenues, earnings, if any, capital requirements and general financial condition.  In addition, the Company is a holding company and conducts substantially all of its operations through its broker-dealer subsidiary Bonds.com, Inc.  As a result, the Company relies on dividends and distributions to it from its subsidiaries, Bonds.com Holdings, Inc. and Bonds.com, Inc.  Restrictive covenants under the Company’s senior secured convertible promissory notes limit our ability to declare and pay dividends or make distributions on account of our capital stock.  It is the present intention of our Board of Directors to retain any future earnings for working capital purposes.  Accordingly, our Board of Directors does not anticipate declaring any dividends in the foreseeable future.

PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

The accompanying pro forma consolidated financial statements do not purport to represent what our results of operations would have been had such transactions and events occurred on the dates specified, or to project our results of operations for any future period or date. The pro forma adjustments are based on available information and certain adjustments that our management believes are reasonable. In the opinion of our management, all adjustments have been made that are necessary to present fairly the unaudited pro forma consolidated data.

The following shows our pro forma consolidated balance sheet as of March 31, 2010, and the condensed consolidated statements of operations for the three months ended March 31, 2010 and the year ended December 31, 2009, to reflect the Exchange Offer.  There is no assurance that all Warrant holders will exchange their Warrants in the Exchange Offer.

Pro Forma Consolidated Balance Sheet (Unaudited)

For purposes of the pro forma consolidated balance sheet, we have assumed that 100% of the Warrants outstanding as of March 31, 2010 are tendered in the Exchange Offer.

	March 31, 2010
	(Unaudited)
	Actual	Adjustments		Pro Forma

Assets

Currents assets
Cash and cash equivalents	$1,176,704			$1,176,704
Investment securities	2,559			2,559
Deposits with clearing organizations	1,250,226			1,250,226
Prepaid expenses and other assets	252,454			252,454
Total current assets	2,681,943			2,681,943

Property and equipment, net	147,457			147,457
Intangible assets, net	984,502			984,502
Other assets	166,983			166,983
Deferred tax asset	2,179,326	(2,179,326)	4	-
Total assets	$6,160,211	$(2,179,326)		$3,980,885

Liabilities and Stockholders' Deficit

Current liabilities
Accounts payable and accrued expenses	$2,207,153			2,207,153
Notes payable, related parties	550,000			550,000
Notes payable, other, net of debt discount	123,000			123,000
Convertible notes payable, related parties, net of debt discounts	1,592,418			1,592,418
Convertible notes payable, other, net of debt discounts	631,517			631,517
Deferred tax liability	114,183	(58,549)	1	55,634
Liability under derivative financial instruments	7,839,471	(7,691,626)	1. 5	147,845
Total current liabilities	13,057,742	(7,750,175)		5,307,567

Long-term liabilities
Convertible notes payable, other, net of debt discount	497,731			497,731
Deferred rent	43,562			43,562
Total liabilities	13,599,035	(7,750,175)		5,848,860

Commitments and contingencies

Stockholders' Deficit
Preferred stock $.0001 par value; 1,000,000 authorized;
46,939 and 0 issued and outstanding, respectively	5			5
Common stock $0.0001 par value; 300,000,000 authorized;
76,593,154 and 74,727,257 issued and outstanding, respectively	7,659	3,229	2	10,888
Additional paid-in capital	15,212,592	7,746,794	2	22,959,386
Accumulated deficit	(22,659,080)	(2,179,174)	3	(24,838,254)

Total stockholders' deficit	(7,438,824)	5,570,849		(1,867,975)

Total liabilities and stockholders' deficit	$6,160,211	$(2,179,326)		$3,980,885

1	Extinguishment of Warrant Liability. Reflects the adjustment to extinguish the warrant liability, as if all warrants outstanding as of March 31, 2010 were exchanged for Common Stock on March 31, 2010.

2
Issuance of Common Stock.  Reflects adjustments assuming that warrants outstanding as of March 31, 2010 were exchanged for Common Stock on March 31, 2010, and assuming the March 31, 2010 closing market price of our Common Stock was equal to the May 2010 volume-weighted average closing market price of $0.24 per share of Common Stock.  Assumes a fair value of $0.24 per share of Common Stock issued pursuant to the exchange offering.

3	Non-recurring Loss. Reflects a non-recurring loss assuming all warrants outstanding as of March 31, 2010 were exchanged for Common Stock on March 31, 2010.

4
Derivative Financial Instruments.  Post redemption derivative financial instruments are comprised of beneficial conversion rights that contain "down round" pricing protection.  The Pro Forma amounts do not reflect valuation changes in these instruments arising from the tender offer.

The actual impact on Stockholders’ Equity upon completion of the Exchange Offer is not known, and could vary significantly depending on the level of Warrantholder participation in the Exchange Offer.

Pro Forma Condensed Consolidated Statements of Operations (Unaudited)

The following shows our pro forma consolidated statements of operations for the three months ended March 31, 2010 and the year ended December 31, 2009, to reflect the Exchange Offer. For purposes of these statements, we have assumed that 100% of our Warrants were tendered in the Exchange Offer as of January 1, 2010 and 2009, respectively.
	Three Months Ended				Year Ended
	March 31, 2010				December 31, 2009
	Actual	Adjustments		Pro Forma	Actual	Adjustments		Pro Forma

Revenue	$634,151			$634,151	$3,903,428			$3,903,428

Cost of sales	79,327			79,327	334,229			334,229

Gross Margin	554,824			554,824	3,569,199			3,569,199

Operating expenses	4,413,024			4,413,024	8,373,144			8,373,144

Loss from operations	(3,858,200)			(3,858,200)	(4,803,945)			(4,803,945)

Other income (expense)
Interest income	9			9	9,241			9,241
Interest expense	(327,391)			(327,391)	(1,193,389)			(1,193,389)
Unrealized (loss) gain on derivative financial
instruments and investment securities	(2,351,446)	2,283,437		(68,009)	2,049,959	(820,966)		1,228,993
Other (expense) income	-			-	(479,927)			(479,927)
Total other (expense) income	(2,678,828)	2,283,437		(395,391)	385,884	(820,966)		(435,082)

(Loss) Income before income tax benefit	$(6,537,028)	$2,283,437		$(4,253,591)	$(4,418,061)	$(820,966)		$(5,239,027)

Income tax (expense) benefit	-	(859,257)	2	(859,257)	(278,888)	308,930	2	30,042

Net (loss) income applicable to common stockholders	$(6,537,028)	$1,424,180		$(5,112,848)	$(4,696,949)	$(512,036)		$(5,208,985)

Net (loss) earnings per common share - basic and diluted	$(.09)	$.05		$(.05)	$(.07)	$(1.09)		$(.08)

Weighted average shares outstanding - basic and diluted	75,483,700	29,519,446	3	105,003,146	62,719,700	467,795	3	63,187,495

1
Extinguishment of Warrant Liability.  Reflects the adjustment to remove the (loss) gain on Warrants recorded during the periods presented, as if all warrants were exchanged for Common Stock as of the beginning of the respective period.

2
Income Tax Expense.  Reflects an adjustment to income tax expense to record the tax impact of the Pro Forma adjustment. This does not include any potential tax impact of gains or losses on the extinguishment of any derivative liabilities.

3	Issuance of Common Stock. Reflects adjustments to weighted average shares outstanding, as if all warrants were exchanged for Common Stock as of the beginning of the respective period.

Pro Forma Book Value Per Share (Unaudited)

The following shows our pro forma book value per share as of March 31, 2010, to reflect the Exchange Offer.  For purposes of the following, we have assumed that 100% of our Warrants were tendered in the Exchange Offer as of January 1, 2010.

	March 31, 2010
	(Unaudited)
	Actual	Adjustments	Pro Forma
Common stock $0.0001 par value; 300,000,000 authorized;
issued and outstanding	7,659	2,952	10,611
Additional paid-in capital	13,670,597	7,081,715	20,752,312
Accumulated deficit	(22,659,080)	(2,179,174)	(24,838,254)

Total stockholders' deficit (equity)	$(8,980,824)	$4,905,493	$(4,075,331)

Shares Outstanding	76,593,154	29,519,446	106,112,600

Book Value Per Share	$(0.12)		$(0.04)

The pro forma book value per share shown above is based on our Common Stock outstanding only, and excludes our shares of Series A Participating Preferred Stock.

TRADING MARKET AND PRICE RANGES OF OUR COMMON STOCK

Price Range of Our Common Stock

Our Common Stock is quoted on the OTC Bulletin Board under the symbol “BDCG.”  The market for our Common Stock is limited and subject to volatility.  There is no certainty that our Common Stock will continue to be quoted on the OTC Bulletin Board or that any liquidity exists for our stockholders.

The following is a summary of the high and low closing prices of our Common Stock for each quarterly period indicated during the last two fiscal years based on reports of transactions on the OTC Bulletin Board.

Fiscal Quarter End	Low	High
March 31, 2008	$1.05	$1.75
June 30, 2008	$0.95	$1.25
September 30, 2008	$0.20	$0.95
December 31, 2008	$0.22	$0.60
March 31, 2009	$0.15	$0.50
June 30, 2009	$0.15	$0.50
September 30, 2009	$0.25	$0.50
December 31, 2009	$0.20	$0.42
March 31, 2010	$0.23	$0.35

You should evaluate current market prices for our Common Stock, among other factors, before deciding whether or not to tender your Warrants in the Exchange Offer.

THE EXCHANGE OFFER

Our Outstanding Warrants

As of June 30, 2010, we have issued and outstanding the following different classes of Warrants:

●
Warrants to purchase an aggregate of 4,658,225 shares of our Common Stock issued pursuant to a private placement in November 2007, which have an exercise price of $0.66 per share and expire in November 2012 (referred to in this Offer as the “November 2007 Warrants”);

●
Warrants to purchase an aggregate of 1,627,114 shares of our Common Stock issued pursuant to a private placement in September 2008, which have an exercise price of $0.46875 per share and expire in September 2013 (the “September 2008 Warrants”);

●
a Warrant to purchase 1,070,000 shares of our Common Stock issued pursuant to a private placement in March 2009, which has an exercise price of $0.375 per share and expires in March 2014 (the “March 2009 Warrant”);

●
Warrants to purchase an aggregate of 383,336 shares of our Common Stock issued pursuant to a private placement in April 2009, which have an exercise price of $0.46875 per share and expire in April 2014 (the “April 2009 Warrants”);

●
Warrants (titled “Ordinary Purchase Rights” and “Special Purchase Rights”) to purchase an aggregate of 10,597,000 shares of our Common Stock issued pursuant to a private placement in September 2009, which have an exercise price of $0.375 per share, expire in September 2012 and include a “down-round” antidilution protection provision which resets the exercise price to any lower price at which we sell shares of our Common Stock (subject to limited exceptions) (the “September 2009 Warrants”);

●
Warrants (titled “Ordinary Purchase Rights”) to purchase an aggregate of 9,597,000 shares of our Common Stock issued pursuant to a private placement in November 2009, which have an exercise price of $0.375 per share, expire in November 2012 and include down-round antidilution protection (the “November 2009 Warrants”);

●
Warrants (titled “Ordinary Purchase Rights”) to purchase an aggregate of 28,791,000 shares of our Common Stock issued pursuant to a private placement in December 2009, which have an exercise price of $0.375 per share, expire in December 2012 and include down-round antidilution protection (the “December 2009 Ordinary Warrants”);

●
Warrants (titled “Additional Purchase Rights”) to purchase up to an aggregate of 22,208,914 shares of our Common Stock issued pursuant to a private placement transaction in December 2009, which have an exercise price of $0.375 per share, include down-round antidilution protection and which vest and become exercisable if and only to the extent that other derivative securities outstanding as of September 2, 2009 are actually exercised (if any of such underlying derivative securities expire or terminate without being exercised, the related portion of these Warrants are not exercisable).  The right to exercise these Warrants for shares of our Common Stock expires three years after the date that the underlying derivative securities are actually exercised (the “December 2009 Additional Warrants”);

●
a Warrant issued in December 2009 with three series comprised of the right to purchase 5,000,000 shares of our Common Stock at an exercise price of $0.50 per share, the right to purchase 10,000,000 shares of our Common Stock at an exercise price of $1.00 per share, and the right to purchase 5,000,000 shares of our Common Stock at an exercise price of $1.50 per share.  This Warrant is subject to time-based vesting and expires in December 2012 (the “December 2009 License Warrants”);

●
Warrants to purchase an aggregate of 9,784,650 shares of our Common Stock issued pursuant to a private placement in January 2010, which have an exercise price of $0.375 per share, expire in January 2013 and include down-round antidilution protection (the “January 2010 Warrants”);

●
a Warrant to purchase 500,000 shares of our Common Stock issued as a consent fee to a lender in January 2010, which has an exercise price of $0.375 per share and expires in January 2015 (the “January 2010 Lender Warrant”);

●
Warrants to purchase an aggregate of 1,300,000 shares of our Common Stock issued pursuant to a private placement in May 2010, which have an exercise price of $0.375 per share and expire in May 2013 (the “May 2010 Warrants”); and

●
Warrants to purchase an aggregate of 1,300,000 shares of our Common stock issued pursuant to a private placement in June 2010, which have an exercise price of $0.50 per share and expire in June 2013 (the “June 2010 Warrants”).

The foregoing November 2007 Warrants, September 2008 Warrants, March 2009 Warrant, April 2009 Warrants, September 2009 Warrants, November 2009 Warrants, December 2009 Ordinary Warrants, December 2009 Additional Warrants, December 2009 License Warrants, January 2010 Warrants, January 2010 Lender Warrant, May 2010 Warrants and June 2010 Warrants comprise all of our issued and outstanding warrants as of June 30, 2010.  The Exchange Offer relates solely to all of the foregoing.

Terms of the Exchange Offer

Upon and subject to the terms and conditions set forth in this Exchange Offer Statement and the accompanying Letter of Transmittal, the Company is offering to exchange new issued shares of its Common Stock for all of its outstanding Warrants.  The number of shares to be issued to any Warrantholder who tenders his, her or its Warrant in connection with the Offer will be determined using an exchange ratio equal to (a) the value of such Warrant estimated by the Company using the “Black-Scholes” model, divided by (b) a price per share of Common Stock equal to $0.24.

The Exchange Offer is subject to a number of important conditions, including the conditions that (a) holders of Warrants representing the right to purchase at least 95% of all of the shares of our Common Stock that may be purchased under all of the Warrants must have validly tendered and not withdrawn their Warrants prior to the Expiration Date (the “Minimum Condition”); and (b) holders of our senior secured convertible promissory notes shall have provided a consent required pursuant to the terms of agreements between such holders and the Company.

The Value of Each Warrant – Application of the “Black-Scholes” Model

The special committee of the Company’s Board, with the advice and assistance of its independent financial advisor, estimated the value of each outstanding Warrant using the “Black-Scholes” model.  The “Black-Scholes” model is a well-established and commonly used method of valuing options and warrants.

The “Black-Scholes” model uses the following six factors in valuing warrants: (1) the price of the Company’s Common Stock, (2) the exercise price of the Warrant, (3) the anticipated remaining exercise period of the Warrant, (4) the current, annual risk-free interest rate, (5) the expected dividend yield of the Company’s Common Stock, and (6) the volatility of the price of the Company’s Common Stock.  Some of these inputs are objectively determinable, while others, such as appropriate volatility measures, require some judgment and applicable of assumptions.

For purposes of valuing the Warrants using the “Black-Scholes” model, the special committee and its independent financial advisor used the following measures:

(1)
Price of the Company’s Common Stock – The volume-weighted average price of the Company’s Common Stock during the most recent full month, as reported by Bloomberg, was used to calculate the price of the Company’s Common Stock.  Using this methodology, a price of $0.24 was applied to the “Black-Scholes” model for all Warrants.

(2)	Exercise Price of the Warrant – The actual exercise price of each Warrant being valued was used.

(3)	Remaining Exercise Period – The remaining exercise period of each Warrant being valued was used.

(4)
The Current, Annual Risk-Free Interest Rate – The U.S. Treasury rate yield that corresponds with the remaining exercise of the Warrant was used.  For example, if the Warrant had a remaining exercise period of two years, the two year U.S. Treasury rate yield was applied.  U.S. Treasury rate yields were obtained from Bloomberg.

(5)	Expected Dividend Yield – The Company has never paid dividends and does not expect to pay dividends at any time in the foreseeable future. Accordingly, no dividend yield was assumed.

(6)
The Volatility of the Price of the Company’s Common Stock – A 66% annual volatility was used, which is consistent with the rate previously used by the Company to calculate its compensation expense related to stock option issuances on its financial statements. The Company estimates the volatility of its Common Stock based on an average of published volatilities contained in the most recent audited financial statements of other publicly reporting companies in similar industries.

Of the six inputs into the “Black-Scholes” model described above, three were applied consistently to each Warrant.  However, because the Company has numerous different classes of Warrants with varying exercise prices, varying issue dates and varying initial exercise periods, the exercise price remaining exercise period and current, annual risk-free interest rate (which has the U.S. Treasury yield that corresponds to the remaining exercise period) for each class of the Company’s Warrants is different and, accordingly, those inputs for the “Black-Scholes” model were different for each class of the Company’s Warrants.  However, these inputs were based on the written terms of the Warrant valued, so as to reflect the estimated relative value of each Warrant under the “Black-Scholes” model after taking into account the varying exercise prices and remaining exercise terms.  With respect to the December 2009 Additional Warrants, additional considerations were required due to the terms of those Warrants.  The December 2009 Additional Warrants will vest and become exercisable, if at all, only if and to the extent that derivative securities outstanding as of September 2009 (consisting of stock options, warrants and convertible promissory notes) are exercised. Additionally, to the extent the December 2009 Additional Warrants vest and become exercisable, their exercise period is calculated by adding three years to the exercise date of the underlying derivative security. Accordingly, in estimating the value of the December 2009 Additional Warrants using the “Black-Scholes” model, the Company was required to consider the extent to which those underlying derivative securities would be exercised, if at all, before they expire or terminate and (b) when they would be exercised and the resulting exercise period of the December 2009 Additional Purchase Rights.

For this purpose, the Company assumed that all of the underlying derivative securities will be exercised in full before termination, except that the following derivative securities were deemed terminated for this calculation: (a) derivative securities that have already terminated, (b) an employee stock option to purchase 2,500,000 shares of our Common Stock held by John J. Barry, IV, our former Chief Executive Officer, which is out-of-the-money and we anticipate will terminate within thirty days and (c) 1,484,687 shares of Common Stock issuable pursuant to an employee stock option held by Joseph Nikolson, which we anticipate will be cancelled with Mr. Nikolson’s consent prior to the termination of the Exchange Offer.  See “The Exchange Offer – Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Warrants and Our Common Stock; Additional Relationships and Related Transactions – Anticipated Severance Agreements with Company Officers.”  Additionally, for purposes of determining the remaining exercise period of the December 2009 Additional Warrants, we assumed the latest possible date, which was the current expiration date of the underlying derivative securities plus three years, except that we assumed our secured convertible promissory notes will be extended by three years.

Based on this methodology, we arrived at the following estimated Warrant values:

●	the November 2007 Warrants were assigned an aggregate value of $158,379.65;

●	the September 2008 Warrants were assigned an aggregate value of $112,270.87;

●	the March 2009 Warrant was assigned an aggregate value of $100,580.00;

●	the April 2009 Warrants were assigned an aggregate value of $30,666.88;

●	the September 2009 Warrants were assigned an aggregate value of $657,014.00;

●	the November 2009 Warrants were assigned an aggregate value of $595,014.00;

●	the December 2009 Ordinary Warrants were assigned an aggregate value of $1,928,997.00;

●	the December 2009 Additional Warrants were assigned an aggregate value of $2,965,240.30;

●
the December 2009 License Warrants were assigned an aggregate value of $485,000, with the first series (5,000,000 shares with an exercise price of $0.50 per share) assigned an aggregate value of $245,000; the second series (10,000,000 shares with an exercise price of $1.00 per share) assigned an aggregate value of $190,000; and the third series (5,000,000 shares with an exercise price of $1.50) assigned an aggregate value of $50,000;

●	the January 2010 Warrants were assigned an aggregate value of $665,356.20;

●	the January 2010 Lender Warrant was assigned an aggregate value of $51,500;

●	the May 2010 Warrants were assigned an aggregate value of $68,900; and

●	the June 2010 Warrants were assigned an aggregate value of $49,400.

Because option valuation is inherently speculative and imprecise, our determination as to the value of each Warrant is final.

The Exchange Ratios

As noted above, the number of shares of our Common Stock to be issued with respect to any Warrant pursuant to the Exchange Offer will be determined using an exchange ratio equal to the estimated “Black-Scholes” value of such Warrant, divided by a price per share of Common Stock equal to $0.24.  The $0.24 price per share used in this ratio is the same price per share that was used in the “Black-Scholes” calculations and was determined using the volume-weighted average price of the Company’s Common Stock during the most-recent full month (as reported by Bloomberg).  Based on this calculation, set forth below is the approximate exchange ratio per share for the Warrants in each of the Company’s classes of Warrants.  The “Exchange Ratio Per Warrant Share” is the approximate number of shares of our Common Stock that that would be issued in the Exchange Offer in respect of each share for which a Warrant in that class is exerciseable. For example, and for illustrative purposes only, if the exchange ratio below states .50 for a particular class of Warrants, then each two shares for which a Warrant in that class may be exercised would be exchanged for one newly issued share of our Common Stock.

Class of Warrants	Exchange Ratio Per Warrant Share
November 2007 Warrants	.14
September 2008 Warrants	.29

March 2009 Warrant	.39
April 2009 Warrants	.33
September 2009 Warrants	.26
November 2009 Warrants	.26
December 2009 Ordinary Warrants	.28
December 2009 Additional Warrants	.55
December 2009 License Warrants - First Series	.20
December 2009 License Warrants - Second Series	.08
December 2009 License Warrants - Third Series	.04
January 2010 Warrants	.28
January 2010 Lender Warrants	.43
May 2010 Warrants	.22
June 2010 Warrants	.18

The ratios above have been rounded to the nearest hundredth.  When calculating the shares to be issued to a tendering Warrantholder, we will use the exchange ratio without rounding.

Purpose of the Exchange Offer

The Warrants detailed above under “The Exchange – Our Outstanding Warrants” provide the holders with the right to purchase an aggregate of up to 111,817,240 shares of our Common Stock.  The significant potentially dilutive effect of these outstanding Warrants creates an overhang on our Common Stock, which we believe depresses the price of our Common Stock and impedes us from raising new equity capital.  Additionally, 76,113,898 of those Warrants contain “down-round” provisions which provide that the exercise price of such Warrants is reset to any lower price at which we sell shares of our Common Stock (subject to limited exceptions).  These “down-round” provisions further impede our raising of additional equity capital and result in negative accounting consequences.

By offering Warrantholders the opportunity to exchange their Warrants for issued and outstanding shares of our Common Stock, we hope to eliminate or significantly reduce the Warrant overhang and related downward pressure on the price of our Common Stock, attract new equity investors and substantially reduce the negative accounting consequences resulting from the down-round antidilution provisions in some of the Warrants.

Establishment of the Exchange Offer Terms; Conflicts of Interest; Approval

The Company’s management recommended to our Board of Directors that the Company analyze, structure and undertake a transaction to eliminate or significantly reduce the Warrant overhang and related downward pressure on the price of our Common Stock, attract new equity investors and reduce the negative accounting consequences resulting from the “down-round” antidilution provisions in some of the Warrants.  Management’s proposal to the Board of Directors included discussion of parameters for a possible exchange transaction in which outstanding Warrants would be exchanged with the Company for newly issued shares of our Common Stock, based on a “Black-Scholes” valuation of the Warrants.  Management’s proposal to the Board of Directors was prepared with the assistance of the Company’s financial advisor, Laidlaw & Company (UK) Ltd.  Laidlaw & Company (UK)

Ltd. holds Warrants to purchase 1,200,000 shares of our Common Stock and its affiliate Laidlaw Venture Partners III, LLC holds Warrants to purchase 14,400,000 shares of our Common Stock.

Due to conflicts of interest and possible conflicts of interest, management did not seek the Board’s approval of any particular transaction and the exchange transaction parameters it discussed with the Board were for illustrative purposes only.  Rather, management recommended and the Board concurred that any consideration of the Company’s equity capitalization and the impact of the Company’s Warrants, including any exchange transaction, should be undertaken by members of the Board who have no material financial or other interest in such matters that is different than or in addition to the interests of the Company and its stockholders generally.  Management also suggested, and the Board concurred, that the special committee be empowered to engage its own advisors, including independent financial advisors.

The conflicts of interest and potential conflicts of interest considered by management and the Board included the following:

●
Edwin L. Knetzger, III, Co-Chairman of our Board of Directors, holds Warrants to purchase 12,936,855 shares of our Common Stock.  Additionally, Mr. Knetzger is the manager and holds a 16.3% interest in Fund Holdings LLC, which in turn holds Warrants to purchase 26,568,000 shares of our Common Stock.  The Warrants held by Mr. Knetzger and Fund Holdings LLC represent approximately 11.6% and 23.8%, respectively, of the outstanding Warrants and 35.4% in the aggregate of the outstanding Warrants.

●
Additionally, Victor Angermueller, Mr. Knetzger’s brother-in-law and also an affiliate of Fund Holdings LLC, holds Warrants to purchase 12,936,854 shares of our Common Stock.  These Warrants represent approximately 11.6% of the outstanding Warrants.  If aggregated with the Warrants held by Mr. Knetzger and Fund Holdings LLC, such Warrants represent approximately 47% of the outstanding Warrants.

●
Michael O. Sanderson, Co-Chairman of our Board of Directors and Chief Executive Officer is a former affiliate of Laidlaw & Company (UK) Ltd. and Laidlaw Venture Partners III, LLC, and Laidlaw & Company (UK) Ltd. is an affiliate of Laidlaw Venture Partners III, LLC.  As noted above, both Laidlaw & Company (UK) Ltd. and Laidlaw Venture Partners III, LLC hold Warrants and Laidlaw & Company (UK) Ltd. has acted as a financial advisor to the Company.

●
John Barry, III and John J. Barry, IV, who are members of our Board, collectively beneficially own a majority of our issued and outstanding shares of Common Stock.  If the Exchange Offer is successful, they will no longer beneficially own a majority of our issued and outstanding shares of Common Stock.

Based on the foregoing and other considerations, a special committee comprised of Davis S. Bensol and George P. Jameson was formed and delegated responsibility and full authority to (a) analyze the Company’s equity capitalization, (b) analyze and consider the issues with respect to such equity capitalization, (c) analyze and structure any transaction or plan to address any such issues, including an exchange offer, and (d) approve or disapprove any such transaction or plan.

The special committee was given authority to engage its own advisors, including independent financial advisors.  The special committee engaged Noble Financial Capital Markets (“Noble”) to serve as its independent financial advisor to review and make recommendations with respect to the Company’s equity capitalization, the proposed warrant exchange offer and available alternatives.

Noble advised the special committee that the Company’s equity capitalization restricts its ability to raise working capital necessary to continue as a going concern due to the dilution that any equity investor could suffer as a result of the Warrants.  Noble also advised the special committee that the Company should undertake the Exchange Offer in an effort to substantially reduce or eliminate the Warrants.

Further, in advising the special committee, Noble established a financially recognized estimated value for each class of Warrants based on a “Black-Scholes” calculation.  The “Black-Scholes”-based values of the Warrants, the value of the Company’s Common Stock for purposes of the Exchange Offer and resulting exchange ratio of Warrants for shares of our Common Stock included in the Exchange Offer were calculated by Noble using information and data supplied by the Company and third-party sources.  Noble’s calculations and the Exchange Offer were reviewed and unanimously approved by the special committee and the special committee recommended to the Board of Directors that it approve the Exchange Offer.  Based on the special committee’s approval and recommendation, the Board of Directors unanimously approved by the Exchange Offer.

Noble did not provide a written opinion with respect to the fairness, from a financial point of view, of the Exchange Offer to the Company’s stockholders.

THE SPECIAL COMMITTEE OF DISINTERESTED DIRECTORS OF THE COMPANY’S BOARD OF DIRECTORS (WHICH ESTABLISHED THE TERMS OF THE EXCHANGE OFFER WITH THE ASSISTANCE ITS INDEPENDENT FINANCIAL ADVISOR) UNANIMOUSLY APPROVED THE EXCHANGE OFFER AND RECOMMENDED THAT IT BE APPROVED BY THE BOARD OF DIRECTORS.  BASED ON THAT APPROVAL AND RECOMMENDATION, OUR BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE EXCHANGE OFFER.  NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES OR FINANCIAL ADVISOR MAKES ANY RECOMMENDATION AS TO WHETHER A WARRANT HOLDER SHOULD TENDER WARRANTS AND PARTICIPATE IN THE EXCHANGE OFFER. EACH WARRANT HOLDER MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER AND EXCHANGE SOME OR ALL OF HIS, HER OR ITS WARRANTS.

Eligibility

We are making the Exchange Offer to all holders of all of our outstanding Warrants to purchase an aggregate of up to 111,817,240 shares of our Common Stock.  Accordingly, holders of any of the instruments identified under “The Exchange Offer – Our Outstanding Warrants” are eligible to participate in the Exchange Offer.  The Exchange Offer is only being made for such outstanding, unexercised Warrants.

Director Participation

Edwin L. Knetzger, III, Co-Chairman of our Board of Directors holds Warrants to purchase 12,936,855 shares of our Common Stock.  Additionally, Mr. Knetzger is the manager and holds a 16.3% interest in Fund Holdings LLC, which in turn owns of record Warrants to purchase 26,568,000 shares of our Common Stock.  The Warrants held by Mr. Knetzger and Fund Holdings LLC represent approximately 11.6% and 23.8%, respectively, of the outstanding Warrants and 35.4 in the aggregate of the outstanding Warrants.  We anticipate that Mr. Knetzger and Fund Holdings, LLC will tender all of their respective Warrants for exchange pursuant to the Exchange Offer.  However, there is no guarantee they will.  Neither Mr. Knetzger nor Fund Holdings LLC has committed to participate in the Exchange Offer and either or both of them may opt not to.

See “Risk Factors,” “The Exchange Offer–Establishment of the Terms of the Exchange Offer; Conflicts of Interest; Approval” and “The Exchange Offer–Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Warrants and Our Common Stock; Additional Relationships and Related Transactions” for more information.

Exchange of Warrants

If you properly tender your outstanding Warrants pursuant to the Exchange Offer, your Warrants will be cancelled upon expiration of the Exchange Offer. We will issue the shares of Common Stock to be delivered to you pursuant to the Exchange Offer, along with cash for any fractional shares of Common Stock, promptly following expiration of the Exchange Offer.

The Exchange Offer is voluntary.  You are not required to tender your Warrants. If you wish to participate, you must tender all of a Warrant.  No partial tenders will be permitted.  Warrants not tendered will remain outstanding on their current terms until they expire or are exercised on their current terms.

Procedures for Tendering Warrants

You do not have to participate in the Exchange Offer. If you decide not to participate in the Exchange Offer, you do not need to do anything and your Warrants will remain outstanding until they expire by their terms or are exercised.

To participate in the Exchange Offer, you must properly complete, sign and date the Letter of Transmittal included with this Exchange Offer Statement and mail or otherwise deliver to the Company the Letter of Transmittal and your Warrants so that the Company receives them no later than 11:59 P.M., Eastern Daylight Time, on July 29, 2010, the expiration of the Exchange Offer (or such later date and time if we extend the Exchange Offer), at the address set forth in the Letter of Transmittal. Delivery of the Letter of Transmittal by facsimile or email will not be accepted.  For your convenience, we have included a pre-addressed, pre-paid FedEx envelope and label.

The Letter of Transmittal must be executed by the record holder of the tendered Warrants. However, if the signature is by a trustee, executor, administrator, guardian, attorney−in−fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Letter of Transmittal.

If you do not submit a Letter of Transmittal for your Warrants prior to the expiration of the Exchange Offer, or if you submit an incomplete or incorrectly completed Letter of Transmittal, you will be considered to have rejected the Exchange Offer.

THE METHOD OF DELIVERY OF WARRANTS, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO COMPANY IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED OR CONFIRMED BY THE COMPANY. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE COMPANY BEFORE THE EXPIRATION DATE.

Withdrawal Rights

You may change your election and withdraw your tendered Warrants only if you properly complete, sign and date the Withdrawal Form included with the Exchange Offer and mail or otherwise deliver the Withdrawal Form to the Company so that the Company receives it no later than 11:59 P.M., Eastern Daylight Time, on July 29, 2010, at the address set forth below under “The Exchange Offer−Exchange Agent.”  You may also withdraw your tendered Warrants pursuant to Rule 13e−4(f)(2)(ii) under the Securities Exchange Act of 1934, as amended, or the Exchange Act, if they have not been accepted by us for payment within 40 business days from the commencement of the Exchange Offer. Delivery of the Withdrawal Form by facsimile or email will not be accepted.

The Withdrawal Form must be executed by the record holder of the Warrants to be withdrawn. However, if the signature is by a trustee, executor, administrator, guardian, attorney−in−fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Withdrawal Form.

If we extend the Exchange Offer, are delayed in our acceptance for tender of Warrants or are unable to accept Warrants for exchange pursuant to the Exchange Offer for any reason, then, without prejudice to our rights under the Exchange Offer, the Company may, nevertheless, on behalf of the holders, retain tendered Warrants, and such Warrants may not be withdrawn, except to the extent that tendering holders are entitled to withdrawal rights as described herein.

Withdrawals of Warrants may not be rescinded. Any Warrants properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Exchange Offer. However, withdrawn Warrants may be re−tendered by again following one of the procedures described in the Exchange Offer at any time prior to the Expiration Date.

ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF ANY NOTICE OF WITHDRAWAL WILL BE DETERMINED BY THE COMPANY, IN ITS SOLE DISCRETION, WHOSE DETERMINATION WILL BE FINAL AND BINDING. NEITHER OF THE COMPANY OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR

IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

THE METHOD OF DELIVERY OF YOUR WITHDRAWAL FORM TO THE COMPANY IS AT THE ELECTION, EXPENSE AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED OR CONFIRMED BY THE COMPANY. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE.

Exchange Agent

The Company is acting as “Exchange Agent” for the Exchange Offer.  This means the Company will receive and process all tenders of Warrants (including the required Letters of Transmittal and other documentation), any Notices of Withdrawal, and the Company will coordinate the delivery of certificates for shares of Common Stock issued pursuant to the Exchange Offer and checks for cash in lieu of fractional shares.  The Company’s address for delivery of Letters of Transmittal and other tender documents, any Notices of Withdrawal, correspondence and other inquiries is:

Bonds.com Group, Inc.
529 5th Avenue, 8th Floor
New York, New York 10017
(212) 946-3998
Attention: Jeffrey M. Chertoff
jchertoff@bonds.com

Determination of Validity; Rejection of Warrants; Waiver of Defects; No Obligation to Give Notice of Defects

The Company will determine, in our discretion, all questions as to form, validity, including time of receipt, eligibility and acceptance of any tender of Warrants or withdrawal of tendered Warrants. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of or withdrawals of tendered Warrants that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made. Otherwise, we expect to accept all properly and timely tendered Warrants which are not validly withdrawn. We may waive, as to all eligible Warrantholders, any defect or irregularity in any tender with respect to any particular Warrant. Any waiver granted as to one Warrantholder will be afforded to all holders of Warrants.  We may also waive any of the conditions of the Exchange Offer, so long as such waiver is made with respect to all Warrantholders. No tender of Warrants or withdrawal of tendered Warrants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Warrantholder or waived by us. NEITHER WE NOR ANY OTHER PERSON IS OBLIGATED TO GIVE NOTICE OF ANY DEFECTS OR IRREGULARITIES IN TENDERS OR WITHDRAWALS, AND NO ONE WILL BE LIABLE FOR FAILING TO GIVE NOTICE OF ANY DEFECTS OR IRREGULARITIES.

Acceptance of Warrants; Issuance of Common Stock

The Exchange Offer is scheduled to expire at 11:59 P.M., Eastern Daylight Time, on July 29, 2010 (subject to our right to extend the Exchange Offer).

Upon the terms and subject to the conditions of the Exchange Offer, we expect, upon and as of the expiration of the Exchange Offer, to:

•	accept for exchange all Warrants properly tendered and not validly withdrawn pursuant;

•	issue shares of our Common Stock in exchange for tendered validly Warrants; and

•	pay a market cash value in lieu of the receipt of fractional shares of our Common Stock by Warrantholders.

If you elect to tender your Warrants pursuant to the Exchange Offer and you do so according to the procedures described herein, you will have accepted the Exchange Offer. Our acceptance of your outstanding Warrants for tender in the Exchange Offer will form a binding agreement between you and us upon the terms and subject to the conditions of the Exchange Offer upon the expiration of the Exchange Offer.

If you elect not to participate in the Exchange Offer, your Warrants will remain outstanding until they expire or are exercised by their original terms.

Extension of the Exchange Offer; Termination; Amendment

Although we do not currently intend to do so, we may, from time to time, at our discretion, extend the Exchange Offer at any time. If we extend the Exchange Offer, we will continue to accept validly tendered Warrants until the new expiration date.

We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Date, to terminate or amend the Exchange Offer and to postpone our acceptance of any tendered Warrant upon the occurrence of any of the conditions specified under “The Exchange Offer − Conditions to the Exchange Offer.”

Extension or amendments to, or a termination of, the Exchange Offer may be made at any time and from time to time by an announcement. In the case of an extension, the announcement must be issued no later than 9:00 A.M., Eastern Standard Time, on the next business day after the last previously scheduled or announced Expiration Date. Any announcement made pursuant to the Exchange Offer will be disseminated promptly to holders of Warrants in a manner reasonably designed to inform such holders of such amendment. Without limiting the manner in which we may choose to make an announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

If we materially change the terms of the Exchange Offer or the information concerning the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will disclose promptly the change and extend the Exchange Offer to the extent required by Rules 13e−4(d)(2) and 13e−4(e)(3) under the Exchange Act. These rules require prompt disclosure of material changes and that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

Conditions to the Exchange Offer

Notwithstanding any other provision of the Exchange Offer, the Exchange Offer is conditioned upon the satisfaction of the following conditions (and we will not be required to accept any tendered Warrants if the either of the following conditions are not satisfied):

(a) holders of Warrants representing the right to purchase at least 95% of all of the shares of our Common Stock that may be purchased under all of the Warrants shall have validly tendered and not withdrawn their Warrants prior to the Expiration Date; and

(b) holders of our senior secured convertible promissory notes shall have consented to our consummation of the Exchange Offer pursuant to the terms of contractual restrictions between the Company and such holders, which are contained in the Company’s Secured Convertible Note and Warrant Purchase Agreements filed with the SEC.  The Company intends to promptly notify Warrant holders of the satisfaction, if any, of this condition during the period the Exchange Offer remains open.

Additionally, notwithstanding any other provision of the Exchange Offer, we will not be required to accept any tendered Warrants, and we may terminate or amend the Exchange Offer, if at any time on or after the commencement of the Exchange Offer and before the Expiration Date of the Exchange Offer, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the Exchange Offer or with the acceptance of the tendered Warrants:

(a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Exchange Offer, the issuance of Common Stock, or otherwise relates in any manner to the Exchange Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Exchange Offer to us;

(b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Exchange Offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

●	make the acceptance of the Warrants tendered illegal or otherwise restrict or prohibit consummation of the Exchange Offer or otherwise relates in any manner to the Exchange Offer; or

●	delay or restrict our ability, or render us unable, to accept some or all of the Warrants tendered;

(c) there shall have occurred:

●	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory; or

●	the commencement of a war, terrorist act, armed hostilities or other international or national crisis directly or indirectly involving the United States; and

(d) a tender or exchange offer with respect to some or all of our Common Stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

●
any person, entity or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding Common Stock, or any new group shall have been formed that beneficially owns more than 5% of our outstanding Common Stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before the Expiration Date;

●
any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before the Expiration Date shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of our outstanding Common Stock; or

●
any person, entity or group shall have filed a Notification and Report Form under the Hart−Scott−Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our assets or securities.

The foregoing conditions to the Exchange Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration.

In addition to the foregoing, we may waive any of the conditions to the Exchange Offer, in whole or in part, at any time and from time to time prior to the expiration, in our discretion, whether or not we waive any other condition to the Exchange Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights unless we determine to proceed with the Exchange Offer notwithstanding the failure of the condition, in which case we intend to promptly notify Warrant holders of the wavier of such condition. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described above will be final and binding upon all persons.

Source and Amount of Consideration

The consideration for Warrants tendered pursuant to the Exchange Offer will be shares of our Common Stock and a de minimis amount of cash in lieu of fractional shares.  We will issue shares of our Common Stock in the Exchange Offer from our authorized but unissued shares of Common Stock.  The maximum number of shares of Common Stock we could be required to issue in the Exchange Offer, assuming holders of all Warrants tender their Warrants and participate in the Exchange Offer, would be 32,784,680 shares of our Common Stock.  The 32,784,680 shares of Common Stock issuable upon exchange of the Warrants in accordance with the Exchange Offer would constitute approximately 30% of our issued and outstanding Common Stock, after taking into account the issuance thereof. If the Exchange Offer was not undertaken and all of our Warrants were exercised in full, it would result in the issuance of 111,817,240 shares of our Common Stock, or approximately 59% of our issued and outstanding Common Stock, after taking into account the issuance thereof.

Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Warrants and Our Common Stock; Additional Relationships and Related Transactions

Interests of Directors in the Exchange Offer

Edwin L. Knetzger, III, Co-Chairman of our Board of Directors, holds Warrants to purchase 12,936,855 shares of our Common Stock.  Additionally, Mr. Knetzger is the manager and holds a 16.3% interest in Fund Holdings LLC, which in turn holds Warrants to purchase 26,568,000 shares of our Common Stock.  The Warrants held by Mr. Knetzger and Fund Holdings LLC represent approximately 11.6% and 23.8%, respectively, of the outstanding Warrants and 35.4% in the aggregate of the outstanding Warrants.  We anticipate that Mr. Knetzger and Fund Holdings LLC will tender all of their Warrants in the Exchange Offer.  However, there is no guarantee they will.  Neither Mr. Knetzger nor Fund Holdings LLC have committed to participate in the Exchange Offer and either or both of them may opt not to.

Additionally, Victor Angermueller, Mr. Knetzger’s brother-in-law and also an affiliate of Fund Holdings LLC, holds Warrants to purchase 12,936,854 shares of our Common Stock.  These Warrants represent approximately 11.6% of the outstanding Warrants.  If aggregated with the Warrants held by Mr. Knetzger and Fund Holdings LLC, such Warrants represent approximately 47% of the outstanding Warrants.

Michael O. Sanderson, Co-Chairman of our Board of Directors and Chief Executive Officer, is a former affiliate of Laidlaw & Company (UK) Ltd. and Laidlaw Venture Partners III, LLC, and Laidlaw & Company (UK) Ltd. is an affiliate of Laidlaw Venture Partners III, LLC.  Laidlaw & Company (UK) Ltd. holds warrants to purchase approximately 1,200,000 shares of our Common Stock and Laidlaw Venture Partners III, LLC holds Warrants to purchase approximately 14,400,000 shares of our Common Stock.  Laidlaw & Company (UK) Ltd. has acted as a financial advisor to the Company, including advising the Company and management with respect to its preliminary analysis of the Exchange Offer prior to the formation of the special committee and subsequently providing additional information for consideration by the special committee, its independent financial advisor and the Board of Directors.

Additionally, John Barry, III and John J. Barry, IV, who are members of our Board, collectively beneficially own a majority of our issued and outstanding shares of Common Stock.  If the Exchange Offer is successful, they will no longer beneficially own a majority of our issued and outstanding shares of Common Stock.

Voting Arrangements with Respect to the Company’s Common Stock

John Barry, III, a member of our Board of Directors, Holly A.W. Barry, (John J. Barry, III’s spouse), Duncan Family, LLC (an affiliate of John Barry, III), Otis Angel LLC (an affiliate of John J. Barry, IV, a member of our Board of Directors), Siesta Capital LLC (an affiliate of John J. Barry, IV), the John J. Barry Revocable Trust u/a/d November 9, 2001, and Bond Partners LLC (an affiliate of John J. Barry, IV) (collectively, the “Barry Stockholders”) and Fund Holdings LLC are parties to a Voting Agreement, dated December 31, 2009 (the “Voting Agreement”).

Pursuant to the Voting Agreement, the Barry Stockholders are obligated to vote their voting shares (1) for the nomination and election of Edwin L. Knetzger, III and Michael Sanderson as directors of the Company, (2) for the election of nominees proposed for election as independent directors by the Board’s Corporate Governance and Nominating Committee, and (3) against the removal of Mr. Knetzger and Mr. Sanderson other than for malfeasance.  Additionally, Fund Holdings LLC is obligated to vote its voting shares for the nomination and election of John Barry, III and John J. Barry, IV as directors of the Company and against their removal other than for malfeasance.

The Voting Agreement prohibits the Barry Stockholders from transferring any of their voting shares except for certain permitted transfers and in connection with any merger, consolidation, tender offer or other similar transaction involving an acquisition of all or substantially all of the capital stock of the Company.  The permitted transfers include (1) any transfer after which the Barry Stockholders and Fund Holdings LLC still own a majority of the then-outstanding shares of the Company’s voting stock, (2) any transfer during any period in which, for the immediately preceding two month period, the Company’s Common Stock traded at an average daily price per share of at least $1.50 and the average daily trading volume was at least 50,000 shares, (3) transfers in connection with strategic transactions in which the Company receives assets or other consideration the value of which, as determined in good faith by a majority of the Company’s directors (other than John Barry, III and John J. Barry, IV), equals or exceeds the fair market value of the voting shares transferred, and (4) transfers to affiliates or family members or by gift, will or intestacy, including, without limitation, transfers by gift, will or intestacy to family members of such Majority Stockholder or to a settlement or trust established under the laws of any country; provided, that in the event of any permitted transfer described in items (3) or (4), the transferee shall enter into a similar voting agreement.

The Voting Agreement will terminate automatically on the earlier of (1) at any time by mutual agreement between Fund Holdings LLC and the Barry Stockholders, (2) December 31, 2012, (3) the date on which Fund Holdings LLC no longer owns at least 10% of the shares held by it on the date of the Voting Agreement, and (4) the date on which the Barry Stockholders no longer collectively own at least 10% of the shares held by them on the date of the Voting Agreement.

Additionally, on February 26, 2010, the Company, John Barry, III, Holly A. W. Barry and John J. Barry, IV executed a letter agreement (the “Letter Agreement”).  The Letter Agreement requires John Barry, III, Holly A. W. Barry and John J. Barry, IV to vote or cause to be voted all shares of Common Stock directly or indirectly beneficially owned or controlled by them in favor of the nomination and election of Jeffrey M. Chertoff and David S. Bensol, against the removal of Messrs. Chertoff and Bensol (other than for malfeasance or unless unanimously agreed by the Board), against the addition of any other director to the Board other than those presently on the Board and certain replacements, and against the increase of the size of the Board to more than seven members.  Mr. Jameson was originally elected to the Board pursuant to rights granted to Messrs. Barry and Barry under the Letter Agreement. Pursuant to the Letter Agreement, the Company also agreed not to increase the size of the Board to more than seven members without the unanimous consent of the Board.  John Barry, III, Holly A. W. Barry and John J. Barry, IV granted a proxy to each director of the Company as of the date of the Letter Agreement and their respective affiliates to vote their shares of Common Stock consistent with the foregoing provisions of the Letter Agreement.  These voting arrangements expire in February 2013.

Agreements Entered into in Connection with Recent Financing Transactions – Unit Purchase Agreement with Fund Holdings LLC

On August 28, 2009, the Company entered into a Unit Purchase Agreement (the “Fund Holdings Purchase Agreement”) with Fund Holdings LLC.  Pursuant to the Fund Holdings Purchase Agreement, Fund Holdings LLC was anticipated to purchase up to $5,000,000 of units (the “Fund Holdings Units”) in a series of three closings, with each Fund Holdings Unit priced at $1,000 and consisting of 2,667 shares of our common stock and rights (the “Fund Holdings Purchase Rights”) to purchase an additional 9,597 shares of our common stock.  Additionally, the Fund Holdings Purchase Agreement provided for the issuance to Fund Holdings of additional purchase rights referred to in the Fund Holdings Purchase Agreement as “Special Purchase Rights” (the “Fund Holdings Special Purchase Rights”) and “Additional Purchase Rights” (the “Fund Holdings Additional Purchase Rights”).

The third closing anticipated by the Fund Holdings Purchase Agreement occurred on December 31, 2009.  Pursuant to that closing and the prior closings pursuant to the Fund Holdings Purchase Agreement, Fund Holdings LLC purchased a total of 3,690 Fund Holdings Units, consisting of an aggregate of 9,841,230 shares of our common stock and Fund Holdings Purchase Rights to purchase an aggregate of 35,412,930 shares of our common stock, for a total purchase price of $3,690,000 (before deduction of fees and expenses payable or reimbursable by the Company pursuant to the Fund Holdings Purchase Agreement).

Additionally, on December 23, 2009, the Company and Fund Holdings LLC entered into an amendment letter (the “Amendment Letter”) to the Fund Holdings Purchase Agreement.  Pursuant to the Amendment Letter, among other things, the Company agreed that Fund Holdings LLC could coordinate direct investments by other investors for some or all of Fund Holdings LLC’s then $3,000,000 remaining commitment plus up to an additional $2,000,000 of units on substantially the same terms as the investments.

Agreements Entered into in Connection with Recent Financing Transactions – Unit Purchase Agreement with Laidlaw Venture Partners III, LLC

As contemplated by the Amendment Letter to the Fund Holdings Purchase Agreement, on December 31, 2009, the Company entered into a Unit Purchase Agreement (the “LVPIII Purchase Agreement”) with Laidlaw Venture Partners III, LLC.  Pursuant to the LVPIII Purchase Agreement, Laidlaw Venture Partners III, LLC was entitled to purchase up to $2,000,000 of units of the Company, with each unit having a purchase price of $1,000 and consisting of 2,667 shares of the Company’s common stock and rights to purchase 7,200 additional shares the Company’s common stock (the “Laidlaw Purchase Rights”).

Pursuant to the LVPIII Purchase Agreement, on December 31, 2009, the Company and Laidlaw Venture Partners III, LLC consummated the first closing under the LVPIII Purchase Agreement.  At that closing, Laidlaw Venture Partners III, LLC invested an aggregate of $1,310,000 (before deduction of fees and expenses payable or reimbursable by the Company pursuant to the LVPIII Purchase Agreement) for the purchase of 1,310 units consisting of an aggregate of 3,493,770 shares of common stock and 9,432,000 Laidlaw Purchase Rights.

Additionally, on January 13, 2010, the Company and Laidlaw Venture Partners III, LLC consummated an additional closing under the LVPIII Purchase Agreement pursuant to which Laidlaw Venture Partners III, LLC invested an additional $690,000 (before deduction of fees and expenses payable or reimbursable by the Company pursuant to the LVPIII Purchase Agreement) for the purchase of 690 additional units consisting of an aggregate of 1,840,230 additional shares of common stock and 4,968,000 additional Laidlaw Purchase Rights.

Pursuant to arrangements among Laidlaw Venture Partners III, LLC, its affiliate Laidlaw & Company (UK) Ltd. and Fund Holdings LLC (and as partially contemplated by the Amendment Letter), in connection with the Laidlaw Venture Partners III, LLC investments, (a) Fund Holdings LLC purchased from the Company an additional 4,794,000 Fund Holdings Purchase Rights that would otherwise have been acquired by Laidlaw Venture Partners III, LLC, 1,200,000 of which Fund Holdings LLC assigned to Laidlaw & Company (UK) Ltd., and (b) Laidlaw Venture Partners III, LLC assigned 3,732,000 of the Laidlaw Purchase Rights to Laidlaw & Company (UK) Ltd.

Agreements Entered into in Connection with Recent Financing Transactions – Unit Purchase Agreement with UBS Americas Inc.

Also as contemplated by the Amendment Letter, on January 11, 2010, the Company entered into a Unit Purchase Agreement (the “UBS Purchase Agreement”) with UBS Americas Inc. (“UBS”).  Pursuant to the UBS Purchase Agreement, the Company issued and sold to UBS 1,760 units, with each unit consisting of 26.67 shares of Series A Participating Preferred Stock and a right (the “Preferred Stock Purchase Rights”) to purchase 72 shares of Series A Participating Preferred Stock (collectively, the “UBS Units”).  UBS paid $1,000 per UBS Unit for an aggregate purchase price of $1,760,000 (before deduction of fees and expenses payable or reimbursable by the Company pursuant to the LVPIII Purchase Agreement).  The 1,760 Units purchased by UBS constitute an aggregate of 46,939.2 shares of Series A Participating Preferred Stock and Preferred Stock Purchase Rights to purchase an aggregate of 126,720 additional shares of Series A Participating Preferred Stock.

As part of the financing transaction with UBS and pursuant to the Amendment Letter, Fund Holdings LLC purchased from the Company rights to purchase 2,397 shares of our common stock for each UBS Unit purchased by UBS, for an aggregate of rights to 3,162,720 shares of our common stock.  The terms of such purchase rights are the same as the Fund Holdings Purchase Rights issued to Fund Holdings pursuant to the Fund Holdings Purchase Agreement.  Additionally, in connection with the consummation of the transactions contemplated by the UBS Purchase Agreement, the Company, UBS and Fund Holdings LLC entered into a letter agreement pursuant to which Fund Holdings LLC relinquished purchase rights with respect to an additional 1,056,000 shares of our Common Stock and requested that the Company instead issue UBS additional Preferred Stock Purchase Rights with respect to 10,560 shares of Series A Participating Preferred Stock.  Pursuant to such side letter, the Company agreed to issue (and issued) such additional Preferred Stock Purchase Rights to UBS.

Agreements Entered into in Connection with Recent Financing Transactions – Assignments by Fund Holdings.

In connection with the financing transactions described above, Fund Holdings LLC assigned a portion of the Fund Holdings Purchase Rights it acquired, along with all of the Fund Holdings Additional Purchase Rights and Fund Holdings Special Purchase Rights, to certain related parties, including Edwin L. Knetzger, III and Victor Angermueller.  The rights assigned by Fund Holdings LLC to Mr. Knetzger and Mr. Angermueller are comprised of approximately 5,200,550 Fund Holdings Purchase Rights each, 333,334 Fund Holdings Special Purchase Rights each and 8,964,526 Fund Holdings Additional Purchase Rights (of which 7,402,971 Additional Purchase Rights each remain exercisable).

Agreements Entered into in Connection with Recent Financing Transactions – UBS Stockholders Agreement.

As a requirement of UBS’ investment under the UBS Purchase Agreement, the Barry Stockholders, Fund Holdings LLC, UBS, Laidlaw Venture Partners III, LLC and Laidlaw & Company (UK) Ltd., entered into a Stockholders Agreement, dated January 11, 2010 (the “Stockholders Agreement”), pursuant to which, among other things:

●
In the event that Fund Holdings LLC or the Barry Stockholders seek to sell their shares of common stock, UBS shall have the right to sell a pro rata portion of its shares along with such stockholders.  Alternatively, the Company, at its sole option, may redeem the applicable shares of Series A Participating Preferred Stock from UBS and the stockholder would be permitted to sell his, her or its shares free of such obligation.  The foregoing obligations do not apply to transfers to certain permitted transferees, bona fide pledges and pledges outstanding as of the date of the Stockholders’ Agreement.  Such obligations also do not apply to sales by (a) Fund Holdings LLC of up to 17.5% of the securities held by Fund Holdings LLC as of the date of the Stockholders’ Agreement in any consecutive twelve month period and 35% in the aggregate of the securities held by Fund Holdings LLC as of the date of the Stockholders’ Agreement, (b) Barry Stockholders that are affiliates of John J. Barry IV of up to 25% in the aggregate of the securities held by such stockholders as of the date of the Stockholders’ Agreement in any consecutive twelve month period and 45% each in the aggregate of the securities held by such stockholders as of the date of the Stockholders’ Agreement, and (c) Barry Stockholders that are affiliates of John Barry III of up to 25% in the aggregate of the securities held by such stockholders as of the date of the Stockholders’ Agreement in any consecutive twelve month period and 45% each in the aggregate of the securities held by such stockholders as of the date of the Stockholders’ Agreement.

●
The Company and each stockholder party to the Stockholders’ Agreement (other than UBS) are prohibited from selling their securities to any bank, bank holding company, broker or dealer prior January 11, 2011, unless agreed in writing by UBS.  Such restriction shall not apply to (a) market-based sales so long as the selling stockholder is reasonably unaware that it is selling to a bank, bank holding company, broker or dealer, (b) the sale by the Company of up to an additional 690 units pursuant to the LVPIII Purchase Agreement (subject to certain conditions), (c) a change of control transaction in which the holders of the Company’s common stock receive cash consideration of at least $4.00 per share and holders of Series A Preferred receive cash consideration for all of their shares of Series A Preferred equal to no less than the greater of $400.00 per share or 100 times the consideration per share received by holders of common stock, (d) the issuance by the Company of shares of common stock upon the exercise of purchase rights which were acquired by Laidlaw Venture Partners III or Laidlaw & Company (UK) Ltd. pursuant to the transactions described in the LVPIII Purchase Agreement, and (e) the distribution of securities owned by Laidlaw Venture Partners III, LLC or Laidlaw & Company (UK) Ltd. to its members.

●
The Company and each stockholder party to the Stockholders’ Agreement (other than UBS) is prohibited from appointing or voting in favor of, as applicable, any nominee to the Company’s board of directors that is affiliated with another bank, bank holding company, broker or dealer unless UBS agrees in writing, except that the foregoing restriction shall not apply to Edwin L. Knetzger III or Michael Sanderson.

●
If, after the date of the Stockholders’ Agreement, any stockholder of the Company acquires additional shares of common stock or Series A Preferred such that such stockholder owns 20% or more of any class of the outstanding voting capital stock of the Company, the Company is required to use its reasonable best efforts to have such stockholder become a party to the Stockholders’ Agreement.  Additionally, the Company is prohibited from issuing any shares of its common stock or Series A Preferred such that the recipient thereof would own 20% or more of any class of the outstanding voting capital stock of the Company unless such stockholder becomes a party to the Stockholders’ Agreement.

Additional Relationships and Related Transactions

The Letter Agreement referenced above (under “Voting Arrangements with Respect to the Company’s Common Stock”) also entitles Mr. Barry to: (1) a payment of $300,000, $150,000 of which was previously paid, $75,000 is required to be paid on July 15, 2010, and $75,000 is required to be paid on December 1, 2010; and (2) additional payments equal to $900,000, which shall be paid to him over three years in equal monthly installments of $25,000 per month.  These represent severance amounts payable to Mr. Barry in connection with the termination of his employment as our Chief Executive Officer and the termination of his prior Employment Agreement (which may have required materially larger severance payments).  The Letter Agreement also contains a waiver and release by Mr. Barry in favor of the Company.

On January 29, 2008, John Barry, III loaned the Company $250,000, which is evidenced by a promissory note.  On March 26, 2009, the Company and Mr. Barry amended this promissory note with John Barry III to extend the maturity date to April 15, 2010 and to increase the interest rate from 10% per annum to 15% per annum, effective as of December 31, 2008.  On January 11, 2010, the Company and Mr. Barry executed a Waiver and Forbearance Agreement pursuant to which, among other things, Mr. Barry agreed that the Company is not required to repay this loan until it has at least twelve months cash reserve for working capital and applicable regulatory capital requirements, as determined in good faith by the Company’s Board of Directors, except for up to $60,000 of accrued interest.

See “Terms of Exchange Offer–Director Participation” for more information.

Anticipated Severance Agreements with Company Officers

We have negotiated Severance Agreements with Christopher Loughlin and Joseph Nikolson, which remain subject to approval by the Compensation Committee of our Board of Directors but which we anticipate executing prior to the termination of the Exchange Offer.  Pursuant to the Severance Agreement with Mr. Loughlin, if approved by our Compensation Committee, Mr. Loughlin’s existing Employment Agreement (which provides for his employment as our Chief Operating Officer) would be terminated and the Company would (a) pay Mr. Loughlin severance in an aggregate amount of $750,000 in equal installments over three years (except that approximately $75,000 of that amount would be paid on an accelerated basis in additional installments from August 2010 to January 2011), (b) pay Mr. Loughlin $50,000 for accrued vacation, expense reimbursement and similar items, (c) pay Mr. Loughlin’s COBRA premiums for the shorter of 18 months or until the date on which Mr. Loughlin is eligible for employee benefits under a new employment arrangement, and (d) accelerate all of the unvested portion of Mr. Loughlin’s current 3,750,000 employee stock options, amend such options so they will not terminate upon Mr. Loughlin’s termination and grant Mr. Loughlin an additional 1,250,000 of immediately vested stock options at an exercise price of $0.375 per share.  Pursuant to the Severance Agreement with Mr. Nikolson, if approved by our Compensation Committee, Mr. Nikolson’s existing Employment Agreement (which provides for his employment as our Executive Vice President) would be terminated and the Company would (a) pay Mr. Nikolson severance in an aggregate amount of $500,000, with $200,000 paid in equal installments over the next twelve months and $300,000 paid in equal installments over the following twelve months, and (b) amend Mr. Nikolson’s employee stock option so it will not terminate upon Mr. Nikolson’s termination and confirm that the portion of the option with respect to 1,484,687 shares is immediately terminated and the portion of the option with respect to 1,190,313 shares is vested.  Pursuant to these Severance Agreements, both Mr. Loughlin and Mr. Nikolson would release the Company from any employment-related claims they may have.  While we anticipate our Compensation Committee will approve these arrangements and they will be executed prior to the termination of the Exchange Offer, there is no assurance they will be.  If these Severance Agreements are not executed, these employees’ employment is terminated and it is ultimately determined that their termination was by the Company without cause or by the employee with good reason, the Company could be required to pay these employees severance amounts materially larger than the amounts contemplated by these Severance Agreements.

Related Potential Exchange Transaction

We have outstanding Ordinary Purchase Rights entitling the holder to purchase up to 137,280 shares of our Series A Participating Preferred Stock at an exercise price of $37.50.  Our Series A Participating Preferred Stock is not registered with the U.S. Securities Exchange Commission and it is not listed or quoted on any securities exchange or over-the-counter market.  We are making an offer to the holder of such Ordinary Purchase Rights to exchange such rights for 38,896 issued and outstanding shares of our Series A Participating Preferred Stock, using the same “Black-Scholes” methodology as is used in the Exchange Offer and at a price of our Series A Participating Preferred Stock equal to $24.00 per share (our Series A Participating Preferred Stock participates in any liquidation of the Company pro rata with the holders of our Common Stock as if each share of Series A Participating Preferred Stock were 100 shares of our Common Stock).  We do not yet know if the holder of these rights will accept the offer and exchange them for issued and outstanding shares of our Series A Participating Preferred Stock.

Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Warrants pursuant to the Exchange Offer. We will, upon request, reimburse brokers and dealers for reasonable and customary handling and mailing expenses accrued by them in forwarding materials relating to the Exchange Offer to their customers. The Company has incurred certain expenses in preparation of the Exchange Offer.

Miscellaneous

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Warrants pursuant to the Exchange Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Exchange Offer other than the information and representations contained herein or any other related document. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

CERTAIN TAX CONSEQUENCES OF THE EXCHANGE OFFER

Certain U.S. Federal Income Tax Consequences to U.S. Holders

The following summary describes certain U.S. federal income tax considerations that may be relevant to U.S. Holders (as defined below) that participate in the Exchange Offer to exchange Warrants for our Common Stock. This discussion does not describe U.S. federal income tax considerations that may be relevant to non-U.S. persons and other Warrantholders that are not U.S. Holders; such holders should consult their own tax advisors to determine the U.S. federal, state, local, foreign and other tax consequences that may be relevant to them. This summary applies only to holders who hold the Warrants and will hold the Common Stock as capital assets (generally, property held for investment). This description does not purport to address all potential tax considerations that may be relevant to a holder based on his, her or its particular situation and does not address the tax considerations applicable to holders that may be subject to special tax rules, such as:

●	financial institutions;
●	insurance companies;
●	real estate investment trusts;
●	regulated investment companies;
●	grantor trusts;
●	partnerships or other pass-through entities or holders of interests therein;
●	tax-exempt organizations;
●	dealers or traders in securities or currencies;
●
holders that hold Common Stock or Warrants as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes or U.S. Holders that have a functional currency other than the U.S. dollar;

●	certain U.S. expatriates or long-term U.S. residents; or
●	holders that actually or constructively own or will own 10 percent or more of our voting stock.

In addition, this summary does not address the U.S. federal estate and gift tax, alternative minimum tax, state and local tax or other tax consequences that may be relevant to a holder that participates in the Exchange Offer. U.S. Holders are strongly advised to consult their tax advisors with respect to the application of the U.S. tax laws to their particular situation.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations promulgated under the Code, administrative pronouncements and judicial decisions, each as in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or to differing interpretations by the Internal Revenue Service (the “IRS”) or a court, which could alter the tax consequences described herein. For purposes of this description, a U.S. Holder is a beneficial owner of Warrants or Common Stock that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●
a corporation (including an entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any State thereof, or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
●
a trust if (x) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or (y) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

If a partnership (or any entity treated as a partnership for U.S. federal income tax purposes) holds Warrants, the tax treatment of participating in the Exchange Offer to the partnership and its partners generally will depend on the status of the partner and the activities of the partnership. Each partner is urged to consult his, her or its own tax advisor with respect to the U.S. federal income tax considerations of the partnership participating in the Exchange Offer

This summary is included herein as general information only, and is not intended to be, and should not be construed as, legal or tax advice to any Warrantholder. No statutory or judicial authority directly addresses all aspects of transactions similar to the Exchange Offer. We have not sought and do not intend to seek any rulings from the IRS or opinions of counsel regarding the tax consequences described herein, and accordingly, there is no assurance that the IRS will not successfully challenge any of the tax consequences described herein. Accordingly, each Warrantholder is urged to consult his, her or its own tax advisor with respect to the U.S. federal income tax considerations of participating in the Exchange Offer, as well as the application of the U.S. estate and gift tax laws or any other federal, state, local or foreign tax law.

Participation in the Exchange Offer

If you participate in the Exchange Offer in accordance with the procedures set forth in the Exchange Offer, the Company intends to treat your participation for U.S. federal income tax purposes in the applicable manner described below.

The Company intends to treat the tender of Warrants in exchange for shares of our Common Stock pursuant to the Exchange Offer as a “recapitalization” of the Company for U.S. federal income tax purposes. If and to the extent you accept the Exchange Offer and tender your Warrants in exchange for shares of our Common Stock, the Company intends to treat the transaction as a part of its recapitalization. The consequences of such recapitalization characterization should be that (i) the exchange of existing Warrants for new Common Stock would not cause recognition of gain or loss, (ii) your tax basis in the new Common Stock received in the exchange would be equal to the tax basis in your exchanged Warrants, and (iii) your holding period for the new Common Stock received in the exchange would include your holding period for the exchanged Warrants.

If you receive a cash payment in lieu of the receipt of a fractional share of Common Stock, you will, absent the applicability of special circumstances, recognize capital gain or loss with respect to the fractional share in an amount equal to the difference, if any, between the amount of cash received in lieu of the fractional share and the portion of your tax basis in the fractional share of a Common Stock to which you otherwise would have been entitled. Any such capital gain or loss will be long-term if the holding period for your exchanged Warrants to which the fractional share relates is more than one year as of the date of the exchange. Moreover, the information reporting and backup withholding rules discussed below may apply to any cash payments you receive in lieu of a fractional share of Common Stock.

Non−Participants in the Exchange Offer

If you do not participate in the Exchange Offer, the Company intends to treat the Exchange Offer as not resulting in any U.S. federal income tax consequences to you.

Tax Uncertainty; No Opinion of Counsel

Because of the lack of authority dealing with transactions similar to the Exchange Offer, the U.S. federal income tax consequences of the Exchange Offer are unclear, and alternative characterizations are possible that could require you to recognize taxable income.  The IRS has not made a determination, nor has the Company received any opinion of counsel, on the U.S. federal income tax consequences of the Exchange Offer or of a holder’s participation in the Exchange Offer. You are urged to consult your tax advisor regarding the potential tax consequences of the Exchange Offer to you in your particular circumstances, including the consequences of possible alternative characterizations.

Assuming the recapitalization treatment described above, if you are a participating holder, you will be required to file with your U.S. federal income tax return for the year in which the recapitalization occurs a statement setting forth certain information relating to your existing Warrants (including basis information) and any shares of Common Stock that you receive in exchange for your existing Warrants, and to maintain permanent records containing such information.

Information Reporting and Backup Withholding

Information reporting and backup withholding may apply to the transactions effected pursuant to the Exchange Offer unless you provide the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information or you otherwise establish an exemption from backup withholding. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S.

federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and your timely provide the required information or appropriate claim for refund to the IRS.

AVAILABLE INFORMATION/INCORPORATION BY REFERENCE

We have filed with the SEC a Tender Offer Statement on Schedule TO. This Exchange Offer Statement and the documents incorporated by reference herein do not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits.

Additionally, we file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act of 1934.

We incorporate information into this Exchange Offer Statement by reference, which means that we disclose important information to you by referring you to a document filed with the SEC. The information incorporated by reference is deemed to be part of this Exchange Offer Statement, except to the extent superseded by information contained herein. This Exchange Offer Statement incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us and our financial condition:

•	our Annual Report on Form 10−K for the fiscal year ended December 31, 2009, filed with the SEC on April 1, 2010;
•	our Quarterly Report on Form 10−Q for the quarter ended March 31, 2010, filed with the SEC on May 17, 2010;
•	all of our Current Reports on Form 8-K filed with the SEC since the date of our last Quarterly Report on Form 10-Q; and
•
the description of our Common Stock contained in our Registration Statement on Form S-1, filed with the SEC on June 17, 2008, including amendments or reports filed for the purpose of updating that description.

You may read and copy any reports, statements or other information on file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1−800−SEC−0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at http://www.sec.gov.

We will provide without charge to each person to whom a copy of this Exchange Offer Statement is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Bonds.com Group, Inc.
529 5th Avenue, 8th Floor
New York, New York 10017
(212) 946-3998
Attention: Jeffrey M. Chertoff
jchertoff@bonds.com